EXHIBIT 10.1

Welbilt, Inc. 2227 Welbilt Boulevard New Port Richey, FL 34655 USA T +1.727.375.7010 www.welbilt.com

March 15, 2019

Mr. Martin D. Agard
c/o Welbilt, Inc.
2227 Welbilt Boulevard
New Port Richey, Florida 34655

Dear Martin:

I am pleased to offer you employment with Welbilt, Inc. (the “Company”) as further described in this offer letter (“Offer Letter”). If you accept this Offer Letter, your first day of employment with the Company will be the Effective Date, as described below, or such other date to which we may mutually agree. This Offer Letter confirms the material terms of your employment arrangement with the Company as previously discussed with you.

Positions and Titles; Reporting Responsibilities
You will be appointed as Executive Vice President and Chief Financial Officer of the Company and will commence serving as an executive officer of the Company, effective as of April 8, 2019 (the “Effective Date”).  In such capacity, you will report to the Company’s President and Chief Executive Officer and will work primarily at the Company’s office on Welbilt Boulevard in New Port Richey, Florida.

Annual Base Salary Rate
As of the Effective Date, your base salary will be $500,000 per year (“Base Salary”), which will be paid to you substantially in accordance with the Company’s normal payroll procedures in U.S. Dollars subject to applicable payroll deductions and tax withholdings. Your Base Salary will be subject to potential increase from time-to-time as approved by the Board or an appropriate committee of the Board.

Annual Short-Term Incentive Compensation
Beginning in 2019, for each Company fiscal year during employment, you will be eligible to participate in the Company’s annual short-term incentive compensation program (“STIP”) on terms substantially similar as those that apply to other executive officers of the Company. Your target STIP award opportunity will be equal to 90% of your Base Salary (for target achievement of applicable performance goals) and your maximum STIP award opportunity will be equal to 200% of such target award opportunity (for maximum achievement of applicable performance goals).  There will be no guaranteed payment level for your STIP award.  Target and maximum STIP opportunities will be subject to potential increases from time-to-time as approved by the Board or an appropriate committee of the Board. For 2019, the amount of your STIP opportunity shall be prorated (on a daily basis) based upon the Effective Date.

Any STIP awards granted to you will be otherwise subject to the terms and conditions of the applicable plan or program documentation or as otherwise approved by the Board or an appropriate committee of the Board for STIP awards.  Each STIP award opportunity grant and payout will be subject to the specific approval of the Board or an appropriate committee of the Board.

Annual Long-Term Incentive Compensation
Beginning in 2019, for each Company fiscal year during employment, you will be eligible to participate in the Company’s annual long-term incentive compensation program (“LTIP”) on terms substantially similar as those that apply to other executive officers of the Company. Your target LTIP award opportunity will be equal to $650,000 (for 100% vesting of service-based awards and target achievement of applicable performance goals for performance-based awards), valued as reasonably determined by the Board or an appropriate committee of the Board at the time of grant of the applicable awards.  There will be no minimum or guaranteed LTIP award opportunity payout.  Target and maximum LTIP award opportunities will be subject to potential increase from time-to-time as approved by the Board or an appropriate committee of the Board.  For 2019, the amount of your target LTIP award opportunity will be prorated (on a daily basis) based upon the Effective Date and the applicable vesting or performance period for each award vehicle.

Any LTIP awards granted to you will be otherwise subject to the terms and conditions of the applicable plan or program documentation or as otherwise approved by the Board or an appropriate committee of the Board for LTIP awards, including performance metrics/goals and performance periods for performance-based awards.  Each LTIP award grant and payout (including for the sign-on award described below) will be subject to the specific approval of the Board or an appropriate committee of the Board.

Sign-on Award
You will receive, as soon as reasonably practicable, as determined by the Board or an appropriate committee of the Board, on or after the Effective Date, a one-time award of $225,000 in service-based restricted stock units (valued as reasonably determined by the Board or an appropriate committee of the Board at the time of grant), with such award vesting ratably over a three-year period beginning with the first anniversary of the grant date.  This sign-on award will be otherwise subject to the terms and conditions of the applicable plan or program documentation or as otherwise approved by the Board or an appropriate committee of the Board.

Employee Benefits; Vacation Allowance
While you are employed by the Company, you will be eligible to participate, on substantially the same basis as other Company employees, in the Company’s health, welfare and other benefits (such as medical, dental, vision, disability and life insurance, vacation and other benefits) arrangements and programs in which employees of the Company are generally eligible to participate, in accordance with the terms of such plans, arrangements and programs in effect from time-to-time.  Furthermore, you are eligible to take up to four weeks of paid vacation each year.  The Company reserves the right to change, alter or terminate any benefit plan or program in its sole discretion.

Perquisites and Personal Benefits
The Company will provide you perquisites and personal benefits, including those listed below, on terms substantially similar to those that apply for other executive officers of the Company from time-to-time:
•	Annual vehicle allowance of $10,800 paid monthly;
•	Reimbursement for the reasonable cost of one physical examination per year;
•
For the year ending December 31, 2019, reimbursement for the reasonable cost of your personal income tax preparation, financial planning services and legal services, which reimbursed amount shall not exceed $15,000 for such year;

•
For years beginning on or after January 1, 2020, reimbursement for the reasonable cost of your personal income tax preparation and financial planning services for each year ending during the employment arrangement, which reimbursed amount shall not exceed $10,000 in any one year;

•	Reasonable relocation services and benefits substantially consistent with the Company’s relocation policy in effect from time to time; and
•	Payment for reasonable life, accidental death and dismemberment and long-term disability insurance premiums as provided by the Company from time to time.

For 2019, all perquisites and personal benefits (other than relocation, reimbursement for one physical examination and reimbursement for tax preparation, financial planning and legal services) shall be provided in an amount that is prorated (on a daily basis) based upon the Effective Date.

Other Executive Compensation or Retirement Plan Participation
You will be eligible to participate in the Company’s non-qualified deferred compensation plan and qualified 401(k) retirement plan in effect from time-to-time on terms substantially similar to those that apply for other executive officers of the Company.

Restrictive Covenants
As an employee of the Company, you will be subject to, and agree to enter into one or more agreements with the Company relating to, standard confidentiality and non-disclosure obligations pursuant to the employment arrangement as well as customary non-competition, non-disparagement, non-solicitation and no-hire covenants during the employment arrangement and for a two-year period (or as otherwise required in the applicable Company agreement) thereafter.  As such, you will be required, as a condition of your employment with the Company, to promptly sign and abide by the Company’s Agreement Regarding Confidential Information, Intellectual Property, Non‑Solicitation of Employees and Non-Compete, a copy of which will be provided to you at the same time as this Offer Letter.  Moreover, this Offer Letter is contingent upon satisfactory completion of all required new hire paperwork and processes.

Severance Benefits Upon Certain Terminations of Employment; Change of Control
As of the Effective Date, you shall be designated a “Tier 2 Participant” for purposes of the Welbilt, Inc. Executive Severance Policy (until otherwise determined by the Company pursuant to such policy).

You will also be eligible to enter into the Company’s current form of Contingent Employment Agreement as previously approved by the Board that in general provides for double-trigger benefits and a two-year protection period.

Expense Reimbursement
As an employee, you are authorized to incur (and will be reimbursed for) ordinary and necessary non-perquisite reasonable business expenses in the course of your duties including reasonable travel expenses, in accordance with the Company’s reimbursement policy as is in effect from time to time, subject to the Company’s prompt receipt of your invoices, which invoices shall be prepared in reasonable detail and in accordance with the Company’s normal practices.  Solely for clarity of compliance with Section 409A of the Internal Revenue Code of 1986, as amended, if any reimbursements payable to you are subject to the provisions of Section 409A, any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

Repayment of Certain Benefits
In addition to any terms specifically applicable under the STIP or the Company’s applicable equity compensation plans and related award agreements, you agree that should you voluntarily terminate your employment arrangement with the Company for any reason, you will promptly repay all relocation benefits as follows:  (1) 100% if termination occurs prior to the first anniversary of the Effective Date; (2) 50% if termination occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date; and (3) 0% if termination occurs on or after the second anniversary of the Effective Date.

Indemnification
The Company shall maintain director and officer insurance coverage and you will be indemnified for your actions in your service to the Company, in each case, on substantially the same terms and conditions as apply to other executive officers of the Company.

Nature of Employment
Nothing in this Offer Letter will be construed as a guarantee of continuing employment for any specified period.  Notwithstanding anything in this Offer Letter to the contrary, you will be an at-will employee of the Company.  As such, either you or the Company may terminate your employment with the Company at any time for any reason whatsoever or no reason at all and with or without advance notice.  You will be subject to (or deemed subject to) Company policies applicable to other executive officers of the Company from time-to-time.

General
You are responsible for all federal, state, city or other taxes imposed on compensation and benefits provided pursuant to or otherwise related to the employment arrangement.  The Company may withhold from any amounts payable to you under this Offer Letter or otherwise related to the employment arrangement all federal, state, city or other taxes as the Company or its affiliates is required to withhold pursuant to any applicable law, regulation or ruling.  Notwithstanding any other provision of this Offer Letter, the Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you.

This Offer Letter, including the at-will nature of the employment relationship between you and the Company, may be modified or terminated only in a writing signed by both you and an authorized representative of the Company.

To the extent applicable, it is intended that all of the benefits and payments under this Offer Letter satisfy, to the greatest extent possible and to the extent applicable, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Offer Letter will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Offer Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right (if any) to receive any installment payments under this Offer Letter (whether reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

This Offer Letter sets forth the complete and exclusive agreement between you and the Company with regard to the matters covered herein and supersedes any prior representations or agreements about such matters, whether written or verbal, except as otherwise specified in this Offer Letter. This Offer Letter and all questions arising in connection herewith shall be governed by the laws of the State of Florida, with venue in any court of competent jurisdiction located in the State of Florida.  You and the Company will each pay your respective legal fees related to this Offer Letter and the employment arrangement, except to the extent the Company reimburses you for reasonable legal services as provided above under “Perquisites and Personal Benefits.”  As required by law, this offer of employment is subject to the satisfactory proof of your right to work in the United States.

Nothing in this Offer Letter prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.  Furthermore, no Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

[CONTINUED AND SIGNED ON THE NEXT TWO PAGES]

Please review this Offer Letter carefully and let me know if you have any questions.  If this Offer Letter is acceptable to you, please sign it below.

Sincerely,

/s/ William C. Johnson

William C. Johnson
President and Chief Executive Officer
Welbilt, Inc.

I accept this offer to serve as an employee of the Company as further described in this Offer Letter if and when the Effective Date occurs and agree to the terms and conditions outlined in this Offer Letter.

/s/ Martin D. Agard
Martin D. Agard

March 15, 2019
Date